Exhibit 99.1

For immediate release

Michael Gilbert Named Vice President, Strategy and Business Development
for Global Green Solutions Inc.

     San Diego, Ca. - February 22, 2007 – Michael Gilbert has been named vice president, strategy and business development, for Global Green Solutions Inc., an ecotechnology company.

Gilbert will be primarily responsible for the business development and marketing of Vertigro, Global Green Solutions algae-to-biofuel technology. Gilbert’s previous positions included business strategy consultant for Cleantech Industry, manager for futures strategy with Pitney Bowes Inc., and international environmental technical assistance project manager for the U.S. Environmental Protection Agency. He is a graduate of Cornell University and a licensed professional engineer (PE) and certified energy manager (CEM).

“The overwhelming worldwide interest in Vertigro demanded that we expand our senior management team to maintain responsiveness to customers and investors,” said Doug Frater, president and CEO of Global Green Solutions. “Michael’s extensive experience in environmental and energy businesses will be a significant asset as we position Vertigro to become the leading biofuel feedstock technology.”

The Vertigro technology mass produces algae and extracts the vegetable oil, which becomes feedstock for a cost- effective, non-polluting biofuel. Vertigro bioreactors are extremely environmentally-friendly and utilize minimal water and no agricultural land. Production estimates are 180,000 gallons of oil per acre per year, or 4,000 barrels, with an approximate cost of $25 USD per barrel. The algae-derived fuel will be an energy efficient replacement for fossil fuels and can be used in any diesel powered vehicle or machinery.

Global Green Solutions Inc. www.globalgreensolutionsinc.com develops and implements ecotechnology solutions for renewable energy and the reduction of greenhouse gas emissions. Global Green Solutions Inc. is a US public traded company (OTCBB:GGRN) with offices in Vancouver, San Diego, El Paso, London, Brussels, Caracas and Johannesburg.

Contacts:

Investor Relations
Global Green Solutions
866.408.0153 or 800.877.1626
www.globalgreensolutionsinc.com

Marty Tullio
McCloud Communications, LLC
949.553.9748
marty@mccloudcommunications.com

Media Relations
Nancy Tamosaitis
Vorticom Public Relations
212.532.2208
nancyt@vorticom.com

Safe Harbor for Forward Looking Statements:
Except for the historical information contained herein, this press release contains forward-looking statements, including statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates" and similar words. Such forward-looking statements are subject to known and unknown risks, uncertainties or other factors that may cause the company's actual results to be materially different from historical results or any results expressed or implied by such forward-looking statements. We assume no obligation to update any forward-looking statements to reflect events or circumstances arising after the date hereof. The potential risks and uncertainties which could cause actual growth and results to differ materially include, but are not limited to, customer acceptance of the company's services, products and fee structures, the success of the company's brand development efforts, the volatile and competitive nature of the industry, and changes in domestic and international market conditions, and foreign exchange rates.

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